SPECIAL CUSTODY and PLEDGE AGREEMENT

THIS SPECIAL CUSTODY and PLEDGE AGREEMENT, (hereinafter, the “Agreement”) dated _____________, is made by and among ACAP STRATEGIC FUND (“Customer”), MERRILL LYNCH PROFESSIONAL CLEARING CORP. on behalf of itself and as agent for the other BofAML Entities (as defined below) (“Broker”), and THE BANK OF NEW YORK MELLON (“Custodian”).

WHEREAS, Customer has granted the Broker a security interest in the Special Custody Account (as defined below) pursuant to the Prime Brokerage Account Agreement between the Customer and Broker (as amended, supplemented or otherwise modified from time to time, the “Margin Agreement”); and

WHEREAS, Customer has entered into an investment advisory agreement with SilverBay Capital Management, LLC (“Adviser”) to provide a comprehensive investment program for Customer on a discretionary basis, and Customer’s registration statement permits Customer to engage in short sales and to pledge its assets to Broker to secure performance of Customer’s obligations with respect to short sales effected for Customer’s account with Broker as described in Customer's registration statement; and

WHEREAS, Broker is required to comply with applicable laws and regulations requiring the maintenance of certain margin, including the margining of Short Sales, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations, other applicable margin requirements, and the Broker’s credit policies and procedures as currently in effect and as modified or amended by the Broker, from time to time, without the necessity of Customer’s consent (the “Margin Rules”) and other applicable laws, rules and regulations (“Other Regulations”); and

WHEREAS, to facilitate the extension and maintenance of credit to the Customer by the Broker, Customer and Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, pursuant to the Custody Agreement, Custodian acts as custodian for Customer’s assets and has established a custodial account separate and apart from the other accounts of the Customer in which the Collateral, as defined below, may be held from time to time;

NOW, THEREFORE, be it agreed as follows:

(1) As used herein, capitalized terms shall have the following meanings unless otherwise defined herein:

“Adequate Performance Assurance” shall mean Collateral placed in the Special Custody Account constituting Eligible Assets having such value, as determined by the Broker, as is adequate under the Margin Rules as in effect from time to time to secure the Secured Obligations.

“Advice from Broker” or “Advice” means a written notice sent to Customer and Custodian by an Authorized Representative of Broker communicated (i) in writing or (ii) by facsimile sending device or (iii) such other method or system specified by Custodian as available for use in connection with this Agreement. An Advice to Customer for initial or additional Collateral or with respect to a short sale for Customer may be given orally so long as it is promptly confirmed in writing (including by electronic mail).

“Authorized Representative” shall mean each individual the Custodian reasonably believes to be a person listed on Appendix A or Appendix B, as applicable, or otherwise designated by Broker or Customer, respectively, as authorized to act on behalf of such party hereunder. Each of the Customer, Adviser and Broker shall provide to Custodian an initial written list of its respective Authorized Persons, substantially in the form of Appendix A and Appendix B attached hereto, respectively, which shall include a specimen signature and telephone contact information for each such Authorized Person. From time to time, Customer or Broker may change the information in its respective list of Authorized Persons by providing Custodian with an updated list.

“Business Day” means a day on which both Custodian and Broker are open for business.

"Collateral" means the Special Custody Account, all Eligible Collateral, other financial assets or investment property and other property and assets which is deposited from time to time in, or credited from time to time to, the Special Custody Account and all security entitlements in respect thereof, all income and profits thereon, all interest, dividends and other payments and distributions with respect thereto received by Custodian, and all proceeds of any of the foregoing.

“Custody Agreement” shall mean that certain custody agreement dated as of December 1, 2009, as from time to time, may be amended, restated, supplemented, or otherwise modified, between Custodian and Customer whereby Custodian serves as Custodian of Customer’s assets.

“Eligible Assets” means, collectively, U.S. dollar denominated cash, U.S. Government securities or other U.S. dollar denominated securities having a CUSIP number in each case as the Broker may from time to time accept.

“Insolvency” means that: (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (the “Bankruptcy Law”) of any jurisdiction adjudicating Customer insolvent, or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of or taking possession by, a trustee, receiver, liquidator or similar official of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (any such petition or application has been filed, or any such proceedings commenced, against Customer and Customer, by any act has indicated its approval thereof, consents thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

“Instructions from Customer” means a written request, instruction, or other direction, notice or certification from an Authorized Representative of Customer and delivered to Custodian or transmitted to it by a facsimile-sending device or as may be otherwise consistent with and subject to the Custody Agreement.

“Secured Obligations” means any and all Obligations (as such term is defined in the Margin Agreement) now or hereafter existing, and any and all obligations whether now existing or hereafter from time to time arising under this Agreement.

(2) (a) Custodian, in its capacity as a securities intermediary as defined in Article 8 (“Article 8”) or as a bank as defined in Article 9 (“Article 9”) of the Uniform Commercial Code as in effect from time to time in the State of New York (“UCC”) to the extent the same may be applicable, or in applicable federal law or regulations, shall open a separate account on its books entitled “Special Custody Account for Merrill Lynch Professional Clearing Corp., as Pledgee of ACAP STRATEGIC FUND” (including any subaccount and any substitute, successor or replacement account, the “Special Custody Account”) or any reasonably identifiable abbreviation thereof due to character limits on the Custodian’s books and records and shall hold therein for Broker as pledgee upon the terms of this Agreement all Collateral and all monies or other property paid or distributed with respect thereto, in each case, as is actually received by Custodian. The Custodian hereby agrees that any property held in the Special Custody Account (other than cash) shall be deemed to be a financial asset held in a “securities account” for purposes of Article 8 to the extent the same may be applicable, and all cash shall be deemed to be held in a “deposit account” for purposes of Article 9. The parties hereto further agree that Custodian’s jurisdiction, when acting in its capacity as either securities intermediary or bank, as such terms are defined in the UCC, with respect to the Special Custody Account and the Collateral is the State of New York. Custodian agrees to maintain records distinguishing between the non-cash Collateral held in the “securities account”, on the one hand, and the cash Collateral held in the “deposit account”. An Authorized Representative of Customer may instruct Custodian through Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account, provided that once such cash and specific securities are identified as pledged to Broker as Collateral, neither Adviser nor Customer may instruct Custodian to change or remove such identification without Broker’s consent. The Special Custody Account shall constitute an account under the Custody Agreement, provided, however, that it shall be subject to the terms of this Agreement; provided, further, that to the extent there is any conflict between the terms of the Custody Agreement and the terms of this Agreement relating to the subject matter hereof, the Special Custody Account, the Collateral and Broker’s rights and remedies in or in respect of the Special Custody Account and Collateral, the terms of this Agreement shall control. Except for the limited circumstances provided herein, no Collateral may be withdrawn from or transferred from the Special Custody Account other than pursuant to an Advice from Broker, and only in accordance with such Advice. The Customer represents and warrants that all securities transferred into the Special Custody Account shall be fully paid and that all settlements of transaction for such securities shall be completed prior to transfer into the Special Custody Account.

The Customer and the Broker further agree that, notwithstanding anything to the contrary in the Margin Agreement, the Special Custody Account shall be an “Account” under the Margin Agreement, and this Agreement is a “Contract” under the Margin Agreement. The above shall constitute an amendment to the Margin Agreement.

(b) Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of the Margin Agreement. Upon notice from the Broker that the value of the Eligible Assets in the Special Custody Account is less than the Adequate Margin Performance for the Secured Obligations, Customer shall, prior to the time prescribed by the Broker in accordance with the Margin Agreement, deposit in the Special Custody Account additional Eligible Assets with a value (determined by the Broker) sufficient to remedy such deficiency. For the avoidance of doubt, the Custodian, at no time, shall have any responsibility for determining whether any Collateral meets any eligibility requirements or whether the value of Collateral held in the Special Custody Account is sufficient to constitute Adequate Margin Performance.

(c) Customer authorizes Broker, solely in accordance with the terms of this Agreement and the Margin Agreement, to take such actions with respect to any Collateral (including without limitation the delivery or substitution thereof) in the Special Custody Account as Broker deems necessary to ensure Adequate Performance Assurance and compliance with the Margin Rules and Other Regulation.

(d) Customer authorizes Custodian to maintain the Special Custody Account in accordance with this Agreement. Customer, Broker and Custodian agree that Collateral will be held for Broker in the Special Custody Account, in accordance with this Agreement, by Custodian as agent of Broker, that Custodian may (and Custodian hereby agrees to) take such actions with respect to any Collateral (including without limitation the delivery thereof) as Broker shall direct in accordance with the terms of this Agreement in an Advice from Broker or other entitlement order (as defined in Article 8) or instruction delivered in writing in accordance with Paragraph 14 hereof and that in no event shall any consent of Customer be required for the taking of any such action by Custodian. Custodian has not entered into, and will not enter into, any control agreement regarding the Special Custody Account or the Collateral with any third party during the term of this Agreement. Custodian affirms that it is a banking institution organized under the laws of the State of New York.

(e) Customer hereby grants to Broker on behalf of itself and as agent for the other BofAML Entities (as defined in the Margin Agreement) a continuing security interest in the Collateral, to secure the Secured Obligations. Custodian shall have no responsibility for and makes no representation with respect to the creation, validity, priority or enforceability of such security interest in the Special Custody Account or the Collateral held therein.

(3) Custodian will make available to Broker and Customer an on-line communications and reporting system capable of providing information relating to all deliveries, releases or substitutions of Collateral effected hereunder no later than the opening of business on the next Business Day following such delivery, release or substitution of Collateral and a monthly statement of Collateral in the Special Custody Account and transactions in the Special Custody Account during the preceding month. Customer and Broker agree that Adviser shall be solely responsible for ensuring that Customer maintains adequate Collateral required hereunder.

(4) Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Broker. Prior to a Customer Default, Broker agrees, if, in its reasonable judgment, it determines such to be the case, upon request of Customer, to provide such an Advice from Broker with respect to Collateral selected by Customer: (i) if said Collateral represents an excess in value of the Collateral constituting Eligible Assets necessary to constitute Adequate Performance Assurance at that time; or (ii) against receipt in the Special Custody Account of substitute Collateral constituting Eligible Assets having a value at least equal (with any remaining Collateral constituting Eligible Assets) to Adequate Performance Assurance. It is understood that Broker will be solely responsible for determining whether the Collateral constitutes Adequate Performance Assurance. In connection with the immediately preceding sentence, Broker shall identify a specific amount of cash or specific securities (in accordance with the Customer’s instructions) in an Advice from Broker to Custodian and Customer directing transfer of such Collateral out of the Special Custody Account to an account designated by Customer. Custodian at no time has any responsibility for determining whether the Collateral is eligible for deposit to the Special Custody Account or whether the value of Collateral is equal in value to Adequate Performance Assurance. Custodian at no time has any responsibility to require or request Broker to provide the Advice from Broker described in this Section 4 or for determining whether Broker should or should not provide the Advice from Broker described in this Section 4. Any Collateral so released to Customer from the Special Custody Account shall be transferred to and held in the custodial account. The security interest of Broker will terminate at such time as Collateral is released as provided herein.

(5) Customer represents and warrants to Broker that securities pledged by Customer to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the lien in favor of Broker contemplated by this Agreement, and the lien in favor of Custodian to the extent permitted in Section 6 below. Customer affirms that it is not affiliated with Custodian.

(6) (a) Collateral shall at all times remain the property of Customer subject only to the interest and rights therein of Broker as the pledgee and secured party thereof. Notwithstanding anything herein to the contrary, the Custodian shall send to the Customer any proxies and other voting rights and corporate actions received by the Custodian in respect of the Collateral and follow any instructions and directions from the Customer in respect of such proxies and rights; provided, however, that following the occurrence of a Customer Default set forth in Section 7 below, Custodian shall send to Broker any proxies and other voting rights and corporate actions received by the Custodian in respect of the Collateral and follow any instructions and directions from the Broker in respect of such proxies and rights. Custodian represents that Collateral will not be subject to any lien, charge, security interest or other right or claim of Custodian or any person claiming through Custodian, except as otherwise provided in this Section 6. As specified in Section 6(b) below, Custodian hereby subordinates any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to the Special Custody Account or any Collateral held or maintained therein to those interests granted to Broker. Unless prohibited by law or regulation, Custodian shall promptly notify Broker, Adviser and Customer if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

(b) Notwithstanding anything herein to the contrary, in order to secure the repayment of any reasonable fees or expenses owed to Custodian as may be agreed upon from time to time for Custodian’s performance of the services contemplated hereunder and any provisional credits made to the Special Custody Account (the “Payment Obligations”), Custodian shall have a continuing security interest in and right of setoff against the Special Custody Account and any Collateral and the proceeds thereof, until such time as Custodian is repaid in full the amount of any such Payment Obligations, provided that Custodian’s such security interest and right of setoff shall be subordinate to the security interest of Broker in the Collateral and the Special Custody Account. For the avoidance of doubt, Custodian shall have a continuing security interest in and right of setoff against Customer’s custodial account and not, for the avoidance of doubt, the Special Custody Account for any fees, charges, expenses and other amounts due to Custodian, including without limitation, the repayment of any advances made by Custodian, in its sole discretion, from time to time, to purchase or to make payment on or against delivery of any investment property to be held in the Special Custody Account or which otherwise arise in connection with Custodian’s performance of the services contemplated hereunder.

(7) The occurrence of any of the following constitutes a “Customer Default” hereunder:

(a) an “Event of Default” under the Margin Agreement after giving effect to any applicable notice and cure periods; or

(b) Customer’s Insolvency.

Upon the occurrence of a Customer Default, Broker may thereupon take any action permitted or pursuant to the Margin Agreement, at law or in equity, including without limitation the conversion of any convertible securities or exercise of Customer’s rights in warrants (if any) held in the Special Custody Account, the buy-in of any securities, and the sale of any or all property or securities in the Special Custody Account to the extent necessary to satisfy Customer’s obligations to Broker (in which event such Collateral shall be delivered to Broker as directed in an Advice from Broker). Customer shall be liable to Broker for any deficiency which may exist after the exercise by Broker of its rights and remedies as aforesaid.

Custodian shall have no obligations or responsibilities relating to the provisions of this Section 7 (including without limitation no obligation or responsibility to determine (i) whether a Customer Default or Customer Insolvency has occurred or is occurring (ii) whether Broker has complied with any applicable requirements of the Margin Agreement, (iii) whether Broker has delivered to Customer any notice as may be required to be or have been provided to Customer by Broker pursuant to the Margin Agreement, (iv) whether any of the applicable timeframes or conditions precedent have been satisfied, (v) what actions Broker may or may not take or to question or investigate the same, (vi) to determine whether any sale has been or to require any sale to be undertaken in accordance with any applicable requirements, or (vii) to require any assets to be transferred to Custodian.

(8) It is understood that all determinations and directions for short sales for the account of Customer pursuant to the terms of this Agreement or the Margin Agreement shall be made by Customer. Customer is not relying upon Broker or Custodian to make recommendations with respect thereto.

(9) Reserved.

(10) Custodian duties and responsibilities with respect to the Special Custody Account and the Collateral from time to time held therein and any other matters covered by this Agreement shall only be those expressly set forth in this Agreement and no implied duties, responsibilities or obligations shall be read into this Agreement against the Custodian. Custodian shall exercise reasonable care in the performance of its duties hereunder and shall act only upon receipt of an Advice from Broker regarding the release of Collateral, except as otherwise required by applicable law. Custodian may consult with legal counsel and shall not be liable for any action taken or not taken in accordance with such advice. Custodian shall not be liable or responsible for anything done or omitted to be done by Custodian in good faith and in the absence of gross negligence, willful misconduct or fraud. Custodian may rely and shall be fully protected in acting upon and in accordance with any Advice from Broker or any other notice, instruction or communication from Broker or Instructions from Customer upon which Custodian is authorized to rely on in accordance with this Agreement, in each case, without inquiry and which it reasonably believes to be genuine and authorized. Broker and Customer agree, jointly and severally, to indemnify Custodian and hold Custodian harmless from and against any and all reasonable and documented costs, expenses, damages, liabilities or claims, including out-of-pocket expenses and reasonable external attorneys’ fees (“Losses”) sustained or incurred by or asserted against Custodian by reason of or as a result of (i) any action or inaction, or otherwise arising out of Custodian’s performance hereunder, including reasonable fees and expenses incurred by Custodian in a successful defense of claims by Broker or Customer, unless arising out of Custodian’s gross negligence, fraud or willful misconduct. This indemnity shall be a continuing obligation of Broker and Customer, their respective successors and assigns, notwithstanding the termination of this Agreement and shall under no circumstances be limited by any provision of the Margin Agreement. In matters concerning or relating to this Agreement, Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement. The Custodian shall have no duty to inquire as to, or otherwise monitor, the compliance or performance of the Adviser, Customer, or Broker with respect to any terms or conditions of this Agreement or the Margin Agreement relating to the subject matter hereof. Notwithstanding anything in this Agreement to the contrary, Custodian is not a party to, nor bound by, and shall be deemed to have no knowledge of, the terms and conditions of the Margin Agreement or any other agreement, instrument or document in connection therewith. Custodian shall have no duty to determine Adequate Assurance Performance or the eligibility of collateral to satisfy Adequate Assurance Performance. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System or the rules and regulations of the OCC or the Securities and Exchange Commission. Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements. Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Custodian shall not be required or obligated by any provision of this Agreement to expend or risk Custodian’s own funds, or otherwise incur expense or liability, unless the Custodian believes that repayment, security or adequate indemnity against risk or liability is reasonably assured to it. The Custodian has no responsibility or liability for title, validity or genuineness of any Collateral. Neither Broker nor Custodian shall be responsible or liable for any Losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account, for the acts or omissions of any securities depositary, any third party, or the Federal Reserve/U.S. Treasury book-entry system for government securities, or acts of war, terrorism, insurrection or revolution, or acts of God, or any other similar event beyond the control of such party or its agents. If the Custodian complies with any order, writ, judgment or decree of any court the Custodian determines to be of competent jurisdiction relating to any Collateral, then the Custodian shall not be liable to the Customer or the Broker or to any other person or entity even if such order, writ, judgment or decree is subsequently modified, vacated or otherwise determined to have been without legal force or effect. Without limiting the indemnification rights the Custodian may have hereunder, neither Broker nor Customer nor Custodian shall be liable for indirect, special or consequential damages (including lost profits and loss of business) even if advised of the possibility or likelihood thereof and regardless of the form of action in which such damages may be claimed. Custodian shall have no responsibility to question or investigate any Advice from Broker if Custodian reasonably believes such Advice to be genuine and executed by an Authorized Representative of Broker and no responsibility to question or investigate whether all conditions precedent to Broker’s right to have access to Collateral have occurred, notwithstanding that Custodian may believe or Customer may allege that an Advice from Broker is faulty or inappropriate or that Custodian may believe or Customer may allege that not all conditions precedent to Broker’s right to have access to Collateral have occurred. Notwithstanding anything in this Agreement to the contrary, Broker shall not indemnify Custodian for any Losses sustained or incurred by Custodian in connection with any successful claim asserted by Broker against Custodian as determined by a court of competent jurisdiction in a final non-appealable order.

If Custodian receives Advices or Instructions which appear on their face to have been transmitted via (i) computer facsimile or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, the parties hereto understand and agree that Custodian cannot determine the identity of the actual sender of such Advices or Instructions and that Custodian shall conclusively presume that such Advices or Instructions have been sent by an Authorized Representative. Customer and Broker shall each be responsible for ensuring that only its own respective Authorized Representatives transmit Advices or Instructions to Custodian and that all Authorized Representatives treat applicable user and authorization codes, passwords and/or authentication keys with reasonable care. In no event shall Custodian be compelled to accept anything other than Advices or Instructions hereunder.

This Paragraph 10 shall survive the termination of this Agreement.

(11) All charges and other includable expenses for Custodian’s services under this Agreement shall be paid by Customer, as agreed to from time to time between Customer and Custodian.

(12) Broker shall not be liable to Customer for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer's account, at Customer's direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker's gross negligence, willful misconduct or bad faith. Notwithstanding anything set forth in this Agreement, Broker and Custodian shall not be liable for any losses caused directly or indirectly by any inability of Broker or Custodian to perform occasioned by suspension of trading, wars, civil disturbances, strikes, natural calamities, labor or material shortages, government restrictions, acts or omissions of exchanges, self-regulatory organizations, clearing agencies or information providers, delays in mails, delays or inaccuracies in the transmission of orders or information (other than to the extent caused by the gross negligence, willful misconduct or bad faith of Broker or its affiliates), governmental, or self-regulatory organization laws, rules or actions, or any other causes beyond Broker's or Custodian’s control, or for any consequential, incidental, punitive, special or indirect damages, economic loss or lost profits, in each case, sustained by Customer, even if Broker or Custodian is advised of the possibility of such damages or loss.

(13) No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of each of Broker, Customer and Custodian.

(14) Except as otherwise specifically provided for herein, written communications hereunder shall be sent by facsimile transmission, hand delivered, as an attachment to an electronic mail or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail for which tracking is provided and a signed delivery receipt is required, in any such case addressed (oral communications shall be directed to the following telephone numbers):

(a)	if to Custodian, to:

For Advice in connection with a Customer Default, to:
if to Custodian, to:

With a copy to:

For all Advice, Instructions or other communication, to:

(b)	if to Customer/Adviser, to:

Legal notices:

(c)	if to Broker, to:

or, in the case of each party hereto, such other address as such party shall notify to the other parties hereto in accordance with this Paragraph 14.

(15) Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto: provided, however, that (i) the status of any short sales or options transactions, and of Collateral which is held at the time of such notice to margin such short sales or options transactions shall not be affected by such termination until the release of Collateral with respect to such short sales or options transactions is effected pursuant to applicable law or regulations or rules of any self-regulatory organization to which Broker is subject; (ii) any notice of termination from Customer shall not be effective unless Custodian receives an Advice from Broker consenting to such termination, such consent not to be unreasonably withheld; (iii) any notice of termination from Custodian shall not become effective until 90 days after such notice has been given to Broker and Customer and (iv) any notice of termination from Broker (other than following a Customer Default) shall not be effective thirty (30) days after such notice has been given to Broker and Customer. If any party other than the Broker issues a termination notice or unless as otherwise instructed in an Advice from Broker, the Collateral shall be transferred to Broker or its designee, and Broker shall continue to have a valid and enforceable perfected first-priority lien and security interest in the Collateral. Broker shall provide written notice of termination of this Agreement to the Custodian within a reasonable time after all of Customer’s obligations under the Margin Agreement have been paid in full and the Margin Agreement has been terminated. If this Agreement is properly terminated, the Custodian will transfer all Collateral credited to the Special Custody Account to the Custodial Account.

(16) If Customer is an investment company registered under the Investment Company Act, Customer is solely responsible for ensuring that the Special Custody Account, Secured Obligations, Collateral, and terms of this Agreement meet the requirements imposed on it by the Investment Company Act of 1940 (the “Act”), rules adopted thereunder and SEC no action, interpretations and guidance relating to that Act. To the extent Customer has authorized personnel of Adviser to give instructions to Custodian and Broker regarding the Special Custody Account, Customer confirms that Adviser knows and understands the Act’s requirements regarding custodial accounts such as the Special Custody Account and holds the Adviser responsible for performing its services with regard to the Special Custody Account in a manner that complies with the Act and Other Regulations.

(17) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein, provided that the essential provisions of this Agreement for each party remain valid, binding and enforceable.

(18) All references herein to times of day shall mean the time in New York, New York, USA.

(19) This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of The State of New York. This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof. In the event of a conflict between this Agreement and the Custody Agreement directly impacting the rights and remedies of Broker, the terms of this Agreement will prevail, and in all other respects the terms of the Custody Agreement relating to the Special Custody Account shall apply with respect to any matter that is not covered by this Agreement. The law of the State of New York is applicable to all issues specified in Article 2(1) of the Hague Securities Convention. Custodian and Customer agree that the Custody Agreement is hereby amended and superseded to provide that the law of the State of New York applies to all issues referred to in Article 2(1) of the Hague Securities Convention. Custodian represents and warrants that at the time that the Custody Agreement was entered into, Custodian had a physical office in the United States that engaged in a business or other regular activity of maintaining securities accounts.

(20) This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

(21) As between Custodian and any other party to this Agreement all disputes shall be subject to the jurisdiction of the federal and state courts situated in New York City, New York, and Custodian, Broker and Customer each hereby consents to the jurisdiction of such courts and hereby irrevocably waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the lay of venue of any such proceeding brought in such a court that such proceeding has been brought in an inconvenient forum. In connection with any legal proceeding arising out of or relating to this Agreement and involving Custodian, Broker and Customer each hereby irrevocably waives any and all right to trial by jury.

(22) SIFMA Draft No-Action Letter titled “Proposed Guidance for Assets Held Away” dated March 16, 2012, provides as follows:

“The broker-dealer must disclose to the customer (in the special custody agreement or otherwise) that the Securities Investor Protection Corporation (“SIPC”) takes the position that, in the event of the bankruptcy or insolvency of the broker-dealer the securities held in the special custody account will be part of the estate of the broker-dealer and included in the pool of customer property available to satisfy the claims of all customers of the broker-dealer on a pro rata basis.”

Broker hereby informs Customer that, in the event of Broker’s bankruptcy or insolvency, the Collateral held by the Custodian will be treated by SIPC as forming part of Broker’s estate under the Securities Investor Protection Act of 1970 (“SIPA”), and as a result may be distributed out of Broker’s SIPA estate in accordance with applicable law and the actions taken by the SIPA trustee. Customer’s acknowledgment of SIPC’s position neither represents Customer’s agreement with SIPC’s position nor Customer’s agreement to refrain from challenging SIPC’s position.

[Signature Pages Follow]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

THE BANK OF NEW YORK	MERRILL LYNCH
MELLON	PROFESSIONAL CLEARING
CORP.

By:	By:

Name:	Name:

Title:	Title:

ACAP STRATEGIC FUND

By:

Name:

Title: